UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2016

TREE TOP INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-10210	83-0250943
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

3887 Pacific Street Las Vegas, NV	89121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 204-7926

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On April 18, 2016 (“Execution Date”), Tree Top Industries, Inc. (the "Company”), a Nevada Corporation, and GoFun Group, Ltd, (“GoFun”), a BVI Corporation, entered into an acquisition agreement (“Acquisition Agreement”).  Pursuant to the Acquisition Agreement, the Company will acquire assets of GoFun, specifically several restaurants in Hong Kong, as well as a prepared foods on-line to offline business, central kitchen and other assets, in an all stock purchase. GoFun is to provide professional CPA prepared financials in accordance with GAAP, with the oversight of the Company’s independent public accountants. GoFun is also to provide and present a detailed business plan within sixty days for review by the Company’s Board of Directors. The final purchase price of the acquisition is subject to a third party valuation and further conditions to closing.

The descriptions of the terms of the Acquisition Agreement do not purport to be complete and are qualified in their entirety by the Acquisition Agreement, a copy of which is included as an Exhibit hereto.

Prior to the Execution Date, the Company’s interaction, other than the negotiation of the Acquisition Agreement, with GoFun was related to the negotiation and execution of the non-binding letter of intent described in the Company’s Form 8-K filed on February 26, 2016.

Item 9.01    Financial Statements and Exhibits

 (a) Exhibits

10.1    The Acquisition Agreement, dated April 18, 2016, by and between Tree Top Industries, Inc. and GoFun Group Ltd.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TREE TOP INDUSTRIES, INC.

Date: April 22, 2016	By:	/s/ David Reichman
David Reichman, Chairman and CEO